UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2008

BENACQUISTA GALLERIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51107	71-0928242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6870 La Valle Plateada Rancho Santa Fe, California		92067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(858) 525-5695

Not Applicable
_______________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2008, the Company entered into a Share Exchange Agreement (“Agreement”) with Vibe Records, Inc., a Delaware corporation (“VIBE”) to acquire 100% of the issued and outstanding shares of VIBE in exchange for 13,390,930 common shares of the Company.  The Agreement also provides that the Company will undergo a 1.5 for 1 dividend or forward split prior to the closing of the share exchange and that 2 directors nominated by Vibe will be appointed to the Company’s board of directors.   There are a number of conditions to the closing contained within the Agreement as well as the customary representations and warranties.

The consummation of this transaction would result in a change of control.

In a separate transaction, on January 11, 2008, Benacquista Galleries, Inc., a Nevada corporation (“Benacquista”) and Vibe Records, Inc., a Delaware corporation (“Vibe”), James Price and Timothy Olphie entered into an Agreement of Sale (“New Agreement”) that cancelled the previous Share Exchange Agreement between Vibe and Benacquista dated November 12, 2007 and cancelled the previous Share Purchase Agreement between Price and Olphie dated October 8, 2007.  The New Agreement provides for Olphie or Vibe to purchase 496,910 common shares of Benacquista from James Price for $500,000.  The purchase must occur within a 45 day time frame.  Benacquista made covenants in the agreement not to issue any common shares or options or undertake any material indebtedness during this 45 day time frame.  The Agreement also provides for anti-dilution protection for Mr. Price to guarantee that his remaining 400,000 shares in the corporation constitute at least 5% to 5.5% of the issued and outstanding shares of the corporation for a period of 180 days.  The New Agreement was to expire on March 25, 2008.

On April 4, 2008, Benacquista, Vibe  and Messrs. Olphie and Price entered into a letter agreement which amended and supplemented the New Agreement and provided an extension of time for Vibe and Mr. Olphie to provide payment.  Under the letter agreement, Mr. Olphie paid $25,000 toward the remaining $450,000 purchase price for the shares as a non-refundable deposit and has until April 9, 2008 to pay the balance of $425,000.  In the event that Mr. Olphie desires a subsequent extension, he can obtain one for payment of a $25,000 fee (“Subsequent Payment”) which does not apply to the purchase price and which would extend the time to pay the balance of the purchase price of $425,000 until April, 23, 2008.  Mr. Price and Benacquista also agreed that if the Subsequent Payment were made and the balance of the purchase price were paid, Benacquista director Robert S. McCoy, Jr. would receive $25,000 worth of Benacquista common shares.

On April 23, 2008, the Parties entered into a new letter agreement which provides an extension of time to pay the balance of the purchase price of $425,000 in exchange for a non-refundable deposit of $25,000 toward the purchase price.  The extension extends the time period to provide payment until May 7, 2008, provided however, that in the event that the purchase price is not paid by April 29, 2008, the non-refundable deposit will no longer be credited toward the purchase price.  Mr. Price and Benacquista also agreed that Benacquista director Robert S. McCoy, Jr. would receive $50,000 worth of Benacquista common shares in the event that the balance of the purchase price is paid by May 7, 2008.  These shares are in lieu of the shares Mr. McCoy would have received under the April 4 letter agreement.

Section 5- Corporate Governance and Management

Item 5.01 Change in Control of Registrant

Upon the closing of the transactions described under Item 1.01 of this report, a change in control of the Company will occur.

Item 5.02 Departure of Directors or Principal  Officers;  Election of Directors;
Appointment of Principal Officers

The Company  intends to appoint new  officers  and  directors as a result of the transaction described in Item 1.01 of this current report.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Share Exchange Agreement by and between Benacquista Galleries, Inc. and Vibe Records, Inc., dated April 4, 2008 incorporated by reference and previously filed on Form 8K on April 8, 2008.
10.2	Letter Agreement between Benacquista Galleries, Vibe Records, Inc., Timothy Olphie and James Price dated April 4, 2008 incorporated by reference and previously filed on Form 8K on April 8, 2008.
10.3
Agreement of Sale between Benacquista Galleries, Vibe Records, Inc., Timothy Olphie and James Price dated January 11, 2008 incorporated by reference and previously filed on Form 8K on January 16, 2008.

10.4	Letter Agreement between Benacquista Galleries, Vibe Records, Inc., Timothy Olphie and James Price dated April 23, 2008, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2008
BENACQUISTA GALLERIES, INC.

	By:	/s/ James Price
James Price
Chief Executive Officer